EXHIBIT 99.15

                                 WRITTEN REQUEST


Berkshire Fund V, Limited Partnership
Berkshire Fund VI, Limited Partnership
Berkshire Investors LLC
One Boston Place, Suite 3300
Boston, Massachusetts 02108-4401
    Attention: Ross M. Jones

PRG-Schultz International, Inc.
2300 Windy Ridge Parkway
Suite 100 North
Atlanta, GA 30339-8426
     Attention:  Clinton McKellar, Jr.

     Pursuant to the First Option Agreement dated August 27, 2002 ("Option Agreement") between Schultz PRG Liquidating Investments, Ltd. ("Schultz LP") and PRG-Schultz International, Inc. ("PRGX"), PRGX has exercised its option to acquire 1,446,168 shares of PRGX Common Stock (see attached Notice of Exercise) and Schultz LP has received $12,676,920.09 in full payment therefor.

     Currently herewith, pursuant to Article 3.1 of those certain Secured Promissory Notes (the "Notes") between Schultz LP and each of Berkshire Fund V, Limited Partnership, Berkshire Fund VI, Limited Partnership and Berkshire Investors LLC, respectively (collectively, "Berkshire"), Schultz LP has repaid by wire transfer in full the Credit Obligations under each of the Notes. Capitalized terms not defined herein have the meaning assigned them in the Notes.

     Pursuant to Article IV of those certain Pledge Agreements between Schultz LP and Berkshire, securing satisfaction of the Notes (the "Pledge Agreements"), Schultz LP hereby requests that Berkshire:

     1. mark each Note "Cancelled and Paid in Full" and terminate the Pledge Agreements;

     2. cause each Berkshire entity to execute the appropriate Satisfaction and Release in substantially the form attached hereto and fax it to each party and its counsel; and

     3. forward immediately by a nationally recognized overnight express service, the following:

          (a) to Schultz LP, the original Notes, marked "Cancelled and Paid in Full" and originals of executed Satisfactions and Releases; and

          (b) to Eva Cederholm, Arnall Golden & Gregory, LLP, certificates for all of the Pledged Shares (as defined in the Pledge Agreements) released from the Pledge Agreements (which shall equal the number of shares acquired by PRGX upon exercise under the Option Agreement; together with original stock powers

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(sent in a separate package from the package containing the stock  certificates)
previously delivered by Schultz LP to Berkshire, for the transfer of the Pledged Shares so released.

     4. PRGX and its counsel are hereby authorized to complete the stock powers for transfer or cancellation, as determined by PRGX in its sole discretion, of the Pledged Shares so released.


Dated: September 20, 2002

                                   SCHULTZ PRG LIQUIDATING INVESTMENTS, LTD.


                                        By: SCHULTZ PRG LIQUIDATING
                                                 INVESTMENTS GP, LLC
                                            Its: General Partner


                                            By:  /s/ Howard Schultz
                                                 -------------------------------
                                            Name:    Howard Schultz
                                                 -------------------------------
                                            Its:     Manager
                                                 -------------------------------




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